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                              EMPLOYMENT AGREEMENT


                AGREEMENT, made as of July 21, 2000 (the "Effective Date"), by and between GREY GLOBAL GROUP INC. (the "Company"), a Delaware corporation having its principal office at 777 Third Avenue, New York, New York 10017, and STEVEN G. FELSHER (the "Executive"), an individual residing at 61 East 11th Street, New York, New York 10003.

                WHEREAS, the Executive is presently employed as Vice Chairman, Chief Financial Officer, Secretary and Treasurer of the Company; and

                WHEREAS, the Executive has agreed to continue employment with the Company on the terms and conditions set forth herein;

                NOW, THEREFORE, in consideration of the foregoing and of the respective agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Term. The term of this Agreement (the "Term") shall com-mence on the date hereof and shall continue until July 21, 2005; provided, however, that on July 21, 2004 and each July 21 thereafter, the Term shall automatically be extended for one additional year unless, not later than April 21 of such year, the Company or the Executive shall have given notice not to extend the Term.

                  2. Employment. During the Term, the Company shall employ the Executive, and the Executive shall serve the Company, (a) as a Vice Chairman and as Chief Financial Officer and, unless otherwise determined by the Board of Directors of the Company (the "Board"), as Secretary and Treasurer of the Company and (b) in such other positions (but not less senior) of the Company to which the Executive shall be appointed from time to time by the Board.

                  3. Duties. The Executive shall perform such services and duties in the New York City metropolitan area (including reasonable travel consistent with a person of his position) as shall be reasonably assigned or delegated to him by the chief executive officer of the Company (the "Chief Executive Officer") and/or the Board which shall, in any event, be consistent with his responsibilities as a senior executive officer of the Company. During his employment hereunder, the Executive shall devote full time to the performance of his duties hereunder.
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                  4.       Compensation and Employee Benefits.

                           (a) Salary. The Company shall pay to the Executive a salary at an annual rate no less than the annual rate in effect on the Effective Date, or such greater annual rate as may from time to time be fixed by the Board. The Company shall provide the Executive with a compensation review no less frequently than someone of his salary level and seniority in accordance with the policies of the Company in place at such time. Payments of salary shall made in such installments as are customary from time to time for executive officers of the Company.

                           (b) Bonus Compensation. During the Term, the Executive shall participate in the Company's discretionary bonus plan and shall be entitled to such bonuses as may be awarded to the Executive in the sole discretion of the Board.

                           (c)      Section 162(m). The payment of any
         compensation to the Executive shall be deferred to the extent necessary to preserve the deductibility of such payment under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Any amounts so deferred shall accrue interest at such rate as may reasonably be determined by the Company, which rate shall be no less favorable than the rate applied to similar deferrals by other senior executives of the Company.

                           (d)      Employee Benefits.

                                    (i) During the Term, the Executive shall
                  continue to participate in the Company's compensation and benefit plans and programs, in each instance to the extent such plans and programs are available generally by their terms to employees of his seniority, office, nature of responsibilities and length of service.

                                    (ii) Provided the Executive shall have
                  performed his obligations under this Agreement and not terminated his employment hereunder without Good Reason when the Executive shall have attained the age of 60, the Company shall continue to provide the Executive and his eligible dependents with full health insurance benefits for the remainder of the Executive's life on the same basis as such benefits are available generally to senior executive officers of the Company immediately prior to such termination (such benefits, the


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                  "Lifetime Health Benefits"). Benefits otherwise receivable by the Executive pursuant to this Section 4(d)(ii) shall be reduced to the extent that benefits of the same type are received by or made available to the Executive by a subsequent employer at no additional cost to the Executive (the "Subsequent Benefits"). To the extent that the Subsequent Benefits are no longer made available to the Executive, the Lifetime Health Benefits shall continue to be provided to the Executive as set forth in the first sentence of this Section 4(d)(ii).

                           (e) Pension. As additional consideration to the Executive for entering into this Agreement and for services heretofore performed and to be performed hereunder provided that the Executive has performed his obligations under this Agreement and not terminated his employment hereunder without Good Reason when the Executive shall have attained the age of 60 the Company shall pay to the Executive a pension of $100,000 per year from the Company for the balance of his life in equal monthly installments, commencing upon his termination of employment with the Company; provided, however, that such pension shall be reduced to the extent of any benefits received by the Executive under the Company's Senior Officer Pension Plan or any successor plan (such pension, as it may be reduced, the "Pension"). Notwithstanding anything in this Agreement to the contrary and even after the Term, if, prior to the Executive's attainment of age 60, the Executive's employment is terminated (i) by the Company without Cause,
         (ii) by the Executive for Good Reason or (iii) due to the Executive's Disability (as defined in Section 5 hereof), then the Company shall make Pension payments to the Executive in equal monthly installments commencing on the Executive's attainment of age 60. Upon the Executive's death, the Company shall pay to the Executive's then spouse, if any, a lump sum cash payment equal to the present value of the Survivor Pension (as defined below); provided, however, that for purposes of the calculation of the Survivor Pension, such spouse's age shall be assumed to be the greater of her actual age or the age which is five years younger than the Executive's age on the date of his death. Such present value shall be determined using such interest rate and actuarial assumptions as may reasonably be determined by the Board. For purposes hereof, "Survivor Pension" shall mean a pension for such spouse's lifetime with an annual benefit equal to one-half of the annual Pension benefit.


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                           (f)      Equity Compensation.

                                    (i) On each of the first five anniversaries
                  of the Effective Date, so long as the Executive is employed by the Company on each such date, the Company shall grant to the Executive a non-qualified option to purchase 300 shares of the Company's company stock (the "Company Stock") pursuant to the Company's 1994 Stock Incentive Plan or any successor plan thereto (the "Stock Plan") (such grants, the "Required Option Grants"). Each Required Option Grant shall (A) have a ten-year term, (B) have a per share exercise price equal to the fair market value (as defined in the Stock Plan) of the Company Stock on the date of grant, (C) subject to the provisions hereof, become vested and exercisable at the rate of one-third on each of the third, fourth and fifth anniversaries of the dates on which each Required Option Grant is made, so long as the Executive is employed by the Company on each such date,
                  (D) be equitably adjusted to reflect any change in the Company Stock due to a stock split, stock dividend or otherwise and
                  (E) be otherwise subject to the terms of the Stock Plan.

                                    (ii) On each of the first five anniversaries
                  of the Effective Date, so long as the Executive is employed by the Company on each such date, the Company shall grant to the Executive 300 shares of restricted Company Stock (such grants, the "Required Stock Grants"). Each Required Stock Grant shall
                  (A) have a per share purchase price of $1.00 (which shall be adjusted in accordance with Section 4(f)(ii)(C)), (B) subject to the provisions hereof, become vested at the rate of one-third on each of the third, fourth and fifth anniversaries of the date on which each Required Stock Grant is made, so long as the Executive is employed by the Company on each such date, (C) be equitably adjusted to reflect any change in the Company Stock due to a stock split, stock dividend or otherwise and (D) be otherwise subject to the terms of the Stock Plan.

                           (g) Expense Reimbursement. The Company shall reimburse the Executive for ordinary and reasonable business expenses incurred by the Executive on behalf of the Company in accordance with customary Company policies.


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                           (h)      Vacation. The Executive shall be entitled to
         the vacation time afforded to officers of his position and tenure, in accordance with the Company's general vacation policy.

                  5. Termination. The Executive's employment under this Agreement may be terminated upon the occurrence of any one of the circumstances described in Subsections (a), (b), (c), (d) or (e) of this Section 5:

                           (a) Death. This Agreement shall terminate upon the Executive's death. Upon such termination, (i) the Company shall pay
         (A) to the estate of the Executive in a lump sum all amounts due to the Executive which were earned pursuant to Section 4 hereof prior to the Executive's death but not yet paid, such amount to be paid within 30 days of such termination and (B) to Executive's then spouse. if any, the Pension in accordance with the provisions of Section 4(e) hereof,
         (ii) the Executive's account under the Company's 1998 Senior Management Incentive Plan (the "SMIP") shall become fully vested and the stock options and the restricted Common Stock granted pursuant to Section 4(f) hereof shall vest in accordance with the Stock Plan.

                           (b) Disability. The Company may terminate the Executive's employment hereunder at any time because of Disability and the Executive shall be paid under the terms of the Company's long term disability policy (if any) in effect from time to time. Upon such termination, (i) the Company shall also pay to the Executive (A) a lump sum amount equal to all amounts due to the Executive which were earned pursuant to Section 4 hereof prior to the termination of the Executive's employment hereunder because of the Executive's Disability but not yet paid, such amount to be paid within 30 days of such termination and (B) the Pension in accordance with the provisions of
         Section 4(e) hereof, (ii) the Executive's account under the SMIP shall become fully vested and the stock options and the restricted Common Stock granted pursuant to Section 4(f) hereof shall vest in accordance with the Stock Plan.. As used in this Agreement, "Disability" shall mean the Executive's physical or mental incapacity which, in the reasonable, good faith determination of the Board, renders him incapable of carrying out his duties under this Agreement for a period of 120 calendar days in any six month period.

                           (c) Cause. The Company may terminate the Executive's employment hereunder for "Cause" in accordance with the procedure set forth in Subsection (f) of this Section 5. For purposes of this Agreement, "Cause"


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         shall be defined as follows: (i) the repeated and willful failure by the Executive, after written notice detailing such alleged failure, substantially to perform his duties hereunder (other than any such failure resulting from Disability), (ii) the willful engaging by the Executive in any other conduct designed to be injurious, in any material way, to the reputation, business or business relationships of the Company, (iii) the conviction (after exhausting all appeals, provided that the Executive is pursuing such appeals) of any felony or
         (iv) the knowing and willful violation, in any material way, by the Executive of the provisions of Sections 6 or 7 hereof. If the Executive's employment should be terminated by the Company for Cause, the Company shall have no further obligations to the Executive hereunder following the date of termination; provided, however, that the Company shall pay or provide all vested or earned rights, payments, benefits and entitlements then due and payable to the Executive, including, without limitation, all amounts due to the Executive which were earned pursuant to Section 4 hereof but not yet paid prior to the date of the Executive's termination of employment. The foregoing notwithstanding, in the event the Executive is convicted of a felony or a crime involving the Executive's fraud or misrepresentation, the Company may suspend the Executive's employment hereunder pending the pursuit of available appeals, but shall continue to pay salary and provide health insurance benefits of up to six months.

                           (d) Without Good Reason. The Executive may terminate his employment hereunder without "Good Reason" (as defined in Section 5(e)) in accordance with the procedure set forth in Subsection
         (f) of this Section 5. If the Executive's employment should be terminated by the Executive without Good Reason, the Company shall have no further obligations to the Executive hereunder following the date of termination; provided, however, that the Company shall pay or provide all vested or earned rights, payments, benefits and entitlements then due and payable to the Executive, including, without limitation, all amounts due to the Executive which were earned pursuant to Section 4 hereof but not yet paid prior to the date of the Executive's termination of employment.

                           (e) Termination by the Company Without Cause or by the Executive for Good Reason.

                                    (i) If (1) the Company terminates the
                  employment of the Executive without Cause or (2) the Executive terminates his employment within 90 days following a breach, in any material




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                  respect, by the Company of any provision of Sections 2, 3 or 4 hereof (such breach, "Good Reason"):

                                    (A)     the Company shall pay the Pension to
                                            the Executive in accordance with
                                            the provisions of Section 4(e)
                                            hereof;

                                    (B)     the Executive shall be deemed to be
                                            fully vested in the Lifetime Health
                                            Benefits, which benefits shall
                                            continue following termination of
                                            the Executive's employment;

                                    (C)     all the unvested portions of any
                                            rights or benefits of the Executive
                                            under any stock option or restricted
                                            stock plan of the Company or the
                                            Company's 1998 Senior Management
                                            Incentive Plan (or any successor
                                            plan) which the Executive has as of
                                            the date of such termination shall
                                            vest; and

                                    (D)     the Company shall pay to the
                                            Executive in a lump sum an amount
                                            equal to the higher of (i) 1.4 times
                                            the sum of (A) the highest annual
                                            rate of base salary in effect with
                                            respect to the Executive during the
                                            two years immediately prior to the
                                            Executive's termination of
                                            employment, (B) the highest annual
                                            bonus earned by the Executive with
                                            respect to the two years immediately
                                            prior to the Executive's termination
                                            of employment and (C) the highest
                                            allocation credited to the
                                            Executive's account under the
                                            Company's 1998 Senior Management
                                            Incentive Plan (or any successor
                                            plan) during the two years
                                            immediately prior to the
                                            Executive's termination of
                                            employment or (ii) the amounts which
                                            would have been paid during the
                                            remainder of the original Term
                                            assuming the amount referred to in
                                            (B) and (C) of this subsection.


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                           (f) Notice of Termination. Any termination of the
         Executive's employment (other than by reason of death) pursuant to this Section 5 shall be communicated from one party hereto to the other party hereto by a written notice of termination which shall state in detail the basis therefor under the applicable provisions hereof and, if curable, the actions reasonably to be taken by the Executive (or the Company, as the case may be) to cure such breach. Notwithstanding the foregoing, the Executive's employment shall not be terminated (i) for Cause without the Executive being given an opportunity (A) to be heard before the Board and (B) to cure within 15 days, if curable, the conditions constituting Cause; (ii) for Disability without the Executive (and/or his legal and/or medical representatives) being given an opportunity to be heard before the Board; (iii) by the Executive for Good Reason without the Company being given an opportunity to cure within 15 days, if curable, the conditions constituting Good Reason;
         (iv) by the Executive without Good Reason without the Executive giving the Company at least 15 days written notice; or (v) for any reason (other than death), without specific Board action.

                  6. Trade Secrets. The Executive acknowledges that from time to time he will have knowledge of business matters and affairs of the Company and its affiliates (collectively, the "Grey Group") not available to others, and that the work to be performed by him will place him in a position of trust with respect to the clients and business operations of the Grey Group. The Executive acknowledges that such information is a valuable trade secret and is the sole property of the Grey Group. Accordingly, the Executive, other than in the course of performing his duties hereunder, shall not during the term of this Agreement, or at any time thereafter (unless the same shall have otherwise become public knowledge), reveal, divulge or otherwise make known any of said information to any person other than an officer or employee of the Company or such other person as the Board may designate.

                  7. Restrictive Covenants. So long as the Executive is employed by the Company hereunder and for a period of one year following the Executive's termination of employment for any reason, the Executive shall not:

                (a) persuade or attempt to persuade (either directly or indirectly) any client of the Grey Group to discontinue using any marketing, advertising, public relations or other services rendered by any member of the Grey Group to any such client;


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                  (b) except in the performance of his normal and proper job function for the Company, persuade or attempt to persuade (either directly or indirectly) any employee of any member of the Grey Group to terminate his or her employment with such member of the Grey Group; and

                  (c) directly or indirectly, whether as officer, director, employee, consultant, owner, investor, partner or stockholder, be engaged in or have any financial interest (other than an interest of less than 1% of the stock of a publicly traded company) in or affiliation with or render any services to or for any advertising agency or public relations agency, or any other person, firm or organization which is in competition with any member of the Grey Group.

If any court or other administrative body shall determine that any of the provisions of this Section 7 are unenforceable because of the duration of the provisions or the area or activities covered thereby, such court or administrative body shall have the power to reduce the duration, area or activities of such provisions and, in their reduced form, such provisions shall then be enforceable and shall be enforced.

                  8. Notice. Any notice, advice or accounting to either party to this Agreement shall be sufficient if in writing and sent by certified mail, return receipt requested parties respective address hereinabove provided or to such other address as may be designated in writing by such party from time to time. A copy of any notice given to the Executive shall also be given to such legal counsel designated by the Executive in writing to receive such a copy. Notice given in the manner herein provided shall be deemed to be given when personally delivered or, if mailed, three days after such mailing.

                  9. Waiver. No provisions of this Agreement shall be waived, altered or amended, except in a writing signed by the parties hereto. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

                  10. Specific Performance. If the Executive should fail to comply with the terms of Sections 6 or 7 hereof, the Company may enforce any right it may have by law, and, in addition, shall be entitled, as a matter of right, to equitable or other injunctive relief against the Executive to prevent his failing to comply with such


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provisions. Any rights under this Section 10 may be enforced in the appropriate court in the Borough of Manhattan, City and State of New York.


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                  11. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof, supersedes any prior agreement(s) between the parties with respect to the same subject matter, and may be amended, modified or changed only by an agreement in writing signed by the parties hereto. Any provision of this agreement which by its terms contemplates its survival beyond the Term of this Agreement shall so survive.

                  12. Severability. The provisions of this Agreement are severable and the invalidity of any one provision shall in no event affect the validity of any other paragraph, clause or provision whatsoever.

                  13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

                  14. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

                  15. Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first above written.


                                          EXECUTIVE


                                          /s/ Steven G. Felsher
                                          -----------------------------------
                                          Steven G. Felsher

                                          Date:12/19/00
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                                          GREY GLOBAL GROUP INC.


                                          /s/ Edward H. Meyer
                                          ------------------------------------
                                          Edward H. Meyer
                                          Chairman and Chief Executive Officer

                                          Date:12/19/00
                                               ------------------------------


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